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                     September 21, 2022

       Gianni Del Signore
       Chief Financial Officer
       Pangaea Logistics Solutions Ltd.
       c/o Phoenix Bulk Carriers (US) LLC
       109 Long Wharf
       Newport, RI 02840

                                                        Re: Pangaea Logistics
Solutions Ltd.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 16,
2022
                                                            File No. 001-36798

       Dear Mr. Del Signore:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation